Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Common Shares(2)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Exchangeable Shares(2)	457(o)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Subscription Receipts	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Units(3)	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Warrants	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	(4)	(4)	$327,930,365.00	0.00015310	$50,206.14
Fees Previously Paid	Equity	Common Shares	457(o)	—	—	$172,069,635	0.00015310	$26,343.86(5)
Secondary Offering of Securities:
Fees Previously Paid	Equity	Common Shares(2)	457(c)	20,659,152(6)	$7.76(6)	$160,315,019.52(6)	0.00014760	$23,662.50(6)
Fees Previously Paid	Equity	Common Shares(2)	457(c)	1,197,658(7)	$3.70(7)	$4,431,334.60(7)	0.00015310	$678.44(7)
	Total Offering Amounts					$664,746,354.12	—	$100,890.94
	Total Fees Previously Paid					—	—	$50,684.80
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$50,206.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(2)	Pursuant to the Articles of Canopy Growth Corporation (the “Company”), as amended, each common share may at any time, at the option of the holder, be converted into one non-voting and non-participating exchangeable share of the Company (each, an “Exchangeable Share”), and each Exchangeable Share may at any time, at the option of the holder, be converted for one common share. Includes rights to acquire common shares or Exchangeable Shares under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.

(4)	Consists of the $500,000,000 listed on the cover of the base prospectus minus the $172,069,635 listed on the cover page of the prospectus supplement included in the registration statement relating to offers and sales pursuant to an equity distribution agreement with BMO Capital Markets Corp. and BMO Nesbitt Burns Inc., dated February 28, 2025 (as the same may be amended, the “Equity Distribution Agreement”). The amount to be registered consists of an indeterminate amount of common shares, Exchangeable Shares, debt securities, subscription receipts, units and/or warrants of the Company. There is also being registered hereunder such currently indeterminate number of (i) common shares or Exchangeable Shares as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities registered hereby, (ii) common shares, Exchangeable Shares, debt securities, or units as may be issued upon exercise of warrants registered hereby or (iii) common shares, Exchangeable Shares, debt securities, warrants or units as may be issued in exchange for subscription rights registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. The Company has previously filed an automatic Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2024 (File No. 333-279949) (the “Original Registration Statement”).

(5)	The $172,069,635 of common shares were previously registered on the Original Registration Statement pursuant to a prospectus supplement filed with the SEC pursuant to Rule 424(b)(5) on February 28, 2025 (the “ATM Prospectus Supplement”). The ATM Prospectus Supplement registered the offer and sale of up to $200,000,000 of common shares that may be issued and sold under the Equity Distribution Agreement. The Company previously paid a fee of $30,620 related to such $200,000,000 in common shares issuable pursuant to the Equity Distribution Agreement. Of such common shares, $172,069,635 remain unsold (the “Unsold ATM Shares”) and the $26,343.86 previously paid fees relate to the Unsold ATM Shares.

(6)	These common shares are unsold shares (the “June 2024 Unsold Shares”) relating to a prospectus supplement filed with the SEC pursuant to Rule 424(b)(7) on June 5, 2024 (the “June 2024 Selling Securityholder Prospectus Supplement”), pursuant to which the Company registered 20,949,390 common shares and paid a registration fee of $23,994.93. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the June 2024 Unsold Shares were estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act and were calculated based on $7.76 per share, the average of the high and low prices of the common shares, as reported on the Nasdaq Global Select Market on June 4, 2024, which is a date within five business days prior to the date of the filing of the June 2024 Selling Securityholder Prospectus Supplement. The $23,662.50 registration fee reflects the portion of the registration fees previously paid in connection with the filing of the June 2024 Selling Securityholder Prospectus Supplement that relates to the June 2024 Unsold Shares.

(7)	These common shares are unsold shares (the “December 2024 Unsold Shares”) relating to a prospectus supplement filed with the SEC pursuant to Rule 424(b)(7) on December 10, 2024 (the “December 2024 Selling Securityholder Prospectus Supplement”), pursuant to which the Company registered 7,631,637 common shares and paid a registration fee of $4,323.09. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the December 2024 Unsold Shares were estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act and were calculated based on $3.70 per share, the average of the high and low prices of the common shares, as reported on the Nasdaq Global Select Market on December 6, 2024, which is a date within five business days prior to the date of the filing of the December 2024 Selling Securityholder Prospectus Supplement. The $678.44 registration fee reflects the portion of the registration fees previously paid in connection with the filing of the December 2024 Selling Securityholder Prospectus Supplement that relates to the December 2024 Unsold Shares.